TRAVELERS SERIES FUND INC.
                   SMITH BARNEY MID CAP CORE PORTFOLIO

		   May 1, 2003 through October 31, 2003


	      Trade                             Purchase Trade		% of
Issuer	       Date		Selling Dlr  Shares   Price     Amount Issue(1)
Citadel            7/31/2003 Goldman Sachs 2,325 $19.000 $44,175.00 0.34%A
 Broadcasting Corp.

Chicago  	      6/18/2003 Morgan Stanley  5,325    69.600    370,620.00  1.89B
 MercantileExchange

Willis Group  4/30/2003  UBS Warburg     1,000    31.000     31,000.00  0.66C
 Holdings Ltd.

The PMI       10/28/2003  Banc of America 1,300    38.200     49,660.00  0.48D
 Group Inc.		Securities



     (1) Represents purchases by all affiliated mutual funds and discretionary accounts; may not exceed 25% of the principal amount of the offering.

   A - Includes purchases of $1,380,825 by other affiliated mutual funds and discretionary accounts.
   B - Includes purchases of $5,893,380 by other affiliated mutual funds and discretionary accounts.
   C - Includes purchases of $4,386,500 by other affiliated mutual funds and discretionary accounts.
   D - Includes purchases of $714,340 by other affiliated mutual funds and discretionary accounts.